As filed with the Securities and Exchange Commission on July 28, 2011

Registration No. 333-172211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMERICA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	6021	38-1998421
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas 75201

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jon W. Bilstrom

Executive Vice President-Governance, Regulatory

Relations and Legal Affairs, and Secretary

Comerica Incorporated

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas 75201

(214) 462-6831

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Edward D. Herlihy, Esq. Nicholas G. Demmo, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	James W. Goolsby, Jr., Esq. Executive Vice President & General Counsel Sterling Bancshares, Inc. 2950 North Loop West Suite 1200 Houston, Texas 77092 (713) 466-8300	David F. Taylor, Esq. Gregory C. Hill, Esq. Locke Lord Bissell & Liddell LLP 600 Travis Street Suite 2800 Houston, Texas 77002 (713) 226-1200	Peter D. Lyons, Esq. Scott Petepiece, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This post–effective Amendment No. 1 to Comerica Incorporated’s Registration Statement on Form S–4 (Registration No. 333-172211) originally filed with the Securities and Exchange Commission on February 11, 2011, (as amended by Amendment No. 1, filed March 11, 2011, Amendment No. 2, filed March 30, 2011, and Amendment No. 3, filed April 5, 2011), is being filed for the sole purpose of amending the exhibit index to include Exhibits No. 8.3, 8.4, 23.6 and 23.7 filed herewith.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. The following is a list of Exhibits to this Registration Statement:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 16, 2011, by and between Comerica Incorporated and Sterling Bancshares, Inc. (included in Part I as Annex A to the document included in this Registration Statement)

3.1	Restated Certificate of Incorporation of Comerica Incorporated, as in effect on the date hereof (incorporated by reference to Exhibit 3.2 to Comerica’s Current Report on Form 8-K filed August 9, 2010)

3.2	Certificate of Amendment to Restated Certificate of Incorporation of Comerica Incorporated, as in effect on the date hereof (incorporated by reference to Exhibit 3.2 to Comerica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011)

3.3	Amended and Restated Bylaws of Comerica Incorporated, as in effect on the date hereof (amended and restated April 26, 2011) (incorporated by reference to Exhibit 3.3 to Comerica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011)

4.1	Warrant Agreement dated June 9, 2010 by and between Sterling Bancshares, Inc. and American Stock Transfer & Trust LLC (incorporated by reference to Exhibit 4.1 to Sterling Bancshares, Inc.’s Registration Statement on Form 8-A12B filed June 10, 2010)

4.2	Form of Warrant*

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares and warrants of Comerica being registered*

8.1	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters*

8.2	Opinion of DLA Piper LLP (US) as to certain tax matters*

8.3	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters (delivered to Comerica Incorporated at the closing of the merger)

8.4	Opinion of DLA Piper LLP (US) as to tax matters (delivered to Sterling Bancshares, Inc. at the closing of the merger)

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1 to this Registration Statement)*

23.2	Consent of Ernst & Young LLP*

23.3	Consent of Deloitte & Touche LLP*

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)*

23.5	Consent of DLA Piper LLP (US) (included in Exhibit 8.2)*

23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.3)

23.7	Consent of DLA Piper LLP (US) (included in Exhibit 8.4)

24.1	Power of Attorney*

99.1	Notice of Special Meeting of Shareholders of Sterling Bancshares, Inc.*

99.2	Form of Proxy Card for Special Meeting of Shareholders of Sterling Bancshares, Inc.*

99.3	Consent of Morgan Stanley & Co. Incorporated*

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on July 28, 2011.

COMERICA INCORPORATED

By: *
Name: Ralph W. Babb, Jr.
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on July 28, 2011.

Signature	Title

* Ralph W. Babb, Jr.	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

* Elizabeth S. Acton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Muneera S. Carr	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Roger A. Cregg	Director

* T. Kevin DeNicola	Director

* Jacqueline P. Kane	Director

* Richard G. Lindner	Director

* Alfred A. Piergallini	Director

* Robert S. Taubman	Director

* Reginald M. Turner, Jr.	Director

* Nina G. Vaca	Director

*By	/s/ Thad A. Schaefer Thad A. Schaefer Attorney-in-Fact July 28, 2011

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 16, 2011, by and between Comerica Incorporated and Sterling Bancshares, Inc. (included in Part I as Annex A to the document included in this Registration Statement)

3.1	Restated Certificate of Incorporation of Comerica Incorporated, as in effect on the date hereof (incorporated by reference to Exhibit 3.2 to Comerica’s Current Report on Form 8-K filed August 9, 2010)

3.2	Certificate of Amendment to Restated Certificate of Incorporation of Comerica Incorporated, as in effect on the date hereof (incorporated by reference to Exhibit 3.2 to Comerica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011)

3.3	Amended and Restated Bylaws of Comerica Incorporated, as in effect on the date hereof (amended and restated April 26, 2011) (incorporated by reference to Exhibit 3.3 to Comerica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011)

4.1	Warrant Agreement dated June 9, 2010 by and between Sterling Bancshares, Inc. and American Stock Transfer & Trust LLC (incorporated by reference to Exhibit 4.1 to Sterling Bancshares, Inc.’s Registration Statement on Form 8-A12B filed June 10, 2010)

4.2	Form of Warrant*

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares and warrants of Comerica being registered*

8.1	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters*

8.2	Opinion of DLA Piper LLP (US) as to certain tax matters*

8.3	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters (delivered to Comerica Incorporated at the closing of the merger)

8.4	Opinion of DLA Piper LLP (US) as to tax matters (delivered to Sterling Bancshares, Inc. at the closing of the merger)

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1 to this Registration Statement)*

23.2	Consent of Ernst & Young LLP*

23.3	Consent of Deloitte & Touche LLP*

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)*

23.5	Consent of DLA Piper LLP (US) (included in Exhibit 8.2)*

23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.3)

23.7	Consent of DLA Piper LLP (US) (included in Exhibit 8.4)

24.1	Power of Attorney*

99.1	Notice of Special Meeting of Shareholders of Sterling Bancshares, Inc.*

99.2	Form of Proxy Card for Special Meeting of Shareholders of Sterling Bancshares, Inc.*

99.3	Consent of Morgan Stanley & Co. Incorporated*

*	Previously filed